Exhibit 99.1

Contacts:	Adam Hollingsworth—Media Relations
(904) 359-3161
Peter Mills—Investor Relations
(904) 359-3184

CSX CORPORATION DECLARES QUARTERLY DIVIDEND,

ACCELERATES EXPIRATION DATE OF RIGHTS UNDER SHAREHOLDER RIGHTS PLAN

JACKSONVILLE, Fla., October 8, 2003—CSX Corporation’s (NYSE: CSX) board of directors today approved regular quarterly dividends on the company’s common stock. The 10 cents per share dividend is payable December 15, 2003, to shareholders of record on November 25, 2003.

In other action, its board of directors approved an amendment to accelerate the expiration date of rights under CSX Corporation’s shareholder rights plan to October 10, 2003. This action effectively terminates the shareholder rights plan this Friday.

CSX Corporation, based in Jacksonville, Fla., owns one of the largest rail networks in the United States. CSX Transportation Inc., and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

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CSX’s website is www.csx.com